Exhibit 10.9

Employment Contract – Chaochai Yang

Employer (Party A): Zhejiang Zhengkang Industrial Co. Ltd

Address: 678 Dingxiang Road, Binghai Industry Park, Economic Development Area, Wenzhou Zhejiang Province.

Employee (Party B): Shaochai Yang, female; college education; Hukou in Wenzhou, Zhejiang Province

I.	Contract period

2017-2-4 through 2020-2-3.

II.	Employment location and title

Party B agrees to be in charge of the Finance Department of Party A in Wenzhou based on the job requirement and with the job title as Chief Financial Officer.

III.	Work hours

It is standard work hours of 8 hours/day; any overtime arrangement will follow relevant regulations by the government and as agreed on by both parties. Party B enjoys all holidays and vacation rights under the national regulations during the contract period.

IV.	Employment protection, work condition and protection against occupational hazards

Party A shall strictly follow all laws and regulations related to labor protection by the national and local government of PRC and shall provide Party B with necessary work conditions and tools, establish safe production process, design standard operating instructions, work specifications and labor safety and health system.

If Party B involves in occupational hazards, Party A shall follow the national regulations to perform pre-service and post-service occupational health check; and shall provide regular health examinations during the contract period.

If Party A provides Party B occupational trainings and pays the training fees, the parties can execute training service agreement specifying the service duration and breach liability.

V.	Compensation

Party B shall be paid RMB9,000 per month with an additional bonus and/or allowance of RMB2050. Party B will also be paid the additional compensation, which includes the overtime work compensation, laid off economic compensation, non competition compensation, social security benefits and other benefits etc. Party B’s salary in the probation duration is RMB8,000 per month with an additional bonus and/or allowance of RMB2,050.

Party A shall fully pay Party B’s salary in cash.

VI.	Social insurance and benefits:

Following the related national and local social insurance law, Party A shall cover social insurance fee on behalf of Party B; Party A shall deduct from Party B’s salary the individual payment part for the social security fee.

Upon the termination of the contract, Party A shall perform relevant social insurance procedure for Party B.

Any other benefits shall be based on relevant policies and regulations by the national and local government.

VII.	Labor disciplines and regulations:

Party A shall make all legally designed labor disciplines and regulations accessible to Party B. Party B shall strictly follow regulations and rules of Party A and shall complete all tasks, improve his/her professional skills and execute all labor disciplines and ethics. If Party B violates any regulations, Party A can give appropriate administrative sanctions or terminate the contract under worse scenario according to its disciplines and regulations.

VIII.	Modification, revision, termination of the contract

When the labor contract expires or the termination condition of the labor contract stipulated by the two parties occurs, the labor contract shall be terminated. Upon mutual consent, the parties can renew the labor contract. The modification of the labor contract shall be carried out in accordance with the relevant regulations and laws of PRC.

Pursuant to the provision 40, 41 of the Labor Contract Law of the PRC, Party A can terminate the labor contract, but shall notify Party B in writing 30 days in advance, and shall not violate the provision 40, 41 of the Labor Contract Law. Party B can terminate the labor contract and shall notify Party A in writing 30 days in advance. In the probation period, Party B shall notify Party A in writing 3 days in advance.

Party A can terminate the labor contract at any time pursuant to the provision 39 of Labor Contract Law, and Party B can terminate the labor contract at any time pursuant to the provision 38 of Labor Contract Law

The contract can be terminated with both parties’ consent, or under any other situation provided by law.

IX.	Financial compensation and damages:

If Party A terminates the contract and is violation of relevant labor laws and regulations, it shall pay Party B financial compensation and economic damages incurred if Party B suffers such damages.

If Party B terminates this contract and is in breach of the contract provisions herein, it shall pay Party A following loss:

a.	all training fees paid by Party A,

b.	the direct economic loss caused to Party A, and

c.	The breach compensation to Party A due to Party B’s violation of business confidenality and non competition agreement.

d.	other compensation costs incurred from the contract.

X.	Other stipulations

The salary paid to Party B has included the severance for termination of the employment relationship.

The parties have executed a Confidentiality and Non-competition Agreement, Party A shall pay the compensation for non competition restriction and such compensation shall be covered by the salary.

Party B promised that she has terminated her prior labor relationship before she become an employee of Party A. Party B shall indemnify all the damages Party A suffered to the claims of Party A’s prior employer if Party B fails to terminates the relationship.

XI.	Dispute resolution:

Any labor dispute regarding performance of this contract can be brought up for medication and arbitration If any party could not agree with the result of the arbitration, it can initiate litigation or negotiate to solve such disputes.

Upon the disputes, the party who would like to proceed via arbitration shall submit written application to Labor Dispute Arbitration Committee for arbitration. Either party can initiate litigation in court within 15 days since it receives the arbitration award if it could not agree with the agreement.

XI.	Miscellaneous

The bylaws and regulations of Party A are appendix to this labor contract, which shall constitute the whole labor contract with this contract.

Any unresolved issue of this contract, parties can revolve through negotiation. If provisions of this contract conflict with laws and regulations of PRC, such provisions shall be nullified and the associate national laws and regulations shall prevail.

This contract is written in duplicate with each party holding one copy. The contract will come into force upon execution or stamp of both parties.

Party A: Zhejiang Zhengkang Industrial Co. Ltd

Party B: Shaochai Yang

The contract was signed on February 4, 2017.